January 2008 Filed pursuant to Rule 433 dated December 26, 2007 relating to Preliminary Pricing Supplement No. 470 dated December 26, 2007 to Registration Statement No. 333-131266

STRUCTURED INVESTMENTS
Opportunities in Currencies

Currency-Linked Securities due July 30, 2009
Based on the Performance of the Eurozone euro Relative to the U.S. dollar (Bullish dollar / Bearish euro)

Currency-Linked Securities offer investors the opportunity to receive at maturity an amount of cash that may be more or less than the stated principal amount based on the performance of an individual currency or a basket of currencies relative to another currency.  Unlike ordinary debt securities, Currency-Linked Securities do not pay interest and only guarantee a specified minimum payment at maturity.  For the currency-linked securities, the payment at maturity will be greater than $1,000 per security if the Eurozone euro weakens relative to the U.S. dollar and less than the $1,000 per security if the Eurozone euro strengthens relative to the U.S. dollar.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per security (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per security
Pricing date:	January , 2008
Original issue date:	January , 2008 (5 business days after the pricing date)
Maturity date:	July 30, 2009
Interest:	None
Payment at maturity:
If the final exchange rate is less than the initial exchange rate,
$1,000 + enhanced downside payment
If the final exchange rate is greater than or equal to the initial exchange rate,
$1,000 – upside reduction amount.
This amount will be less than the stated principal amount of $1,000.  However, under no circumstances will the securities pay less than the minimum payment at maturity of $700 per security.

Enhanced downside payment:	$1,000 x exchange rate percent decrease x leverage factor
Exchange rate percent decrease:	1 – (final exchange rate / initial exchange rate)
Leverage factor:	145% to 155%. The actual leverage factor will be determined on the pricing date.
Upside reduction amount:	$1,000 x [(final exchange rate / initial exchange rate) – 1]
Minimum payment at maturity:	$700 (70% of the stated principal amount)
Initial exchange rate:	The exchange rate as posted on the reference source on the pricing date
Final exchange rate:	The exchange rate as posted on the reference source on the valuation date
Exchange rate:	On any day, the Eurozone euro/U.S. dollar exchange rate (expressed as the number of U.S. dollars per one Eurozone euro) as determined by reference to the reference source on such day
Reference source:	Reuters page “WMRSPOT05”
Valuation date:	July 21, 2009
CUSIP:	6174462L2
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Security	100%	1.75%	98.25%
Total	$	$	$

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $992.50 per security.  Please see “Syndicate Information” on page 5 for further details.

(2)
For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Preliminary Pricing Supplement No. 470 dated December 26, 2007
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

HThe issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Currency-Linked Securities due July 30, 2009
Based on the Performance of the Eurozone euro Relative to the U.S. dollar (Bullish dollar / Bearish euro)

Investment Overview

The Currency-Linked Securities Based on the Performance of the Eurozone euro Relative to the U.S. dollar due July 30, 2009 (the “securities”) provide investors with an opportunity to gain enhanced short exposure to the performance of the Eurozone euro (the “euro”) relative to the U.S. dollar (the “dollar”), while maintaining 1:1 downside exposure to any appreciation of the euro against the dollar, subject to the minimum payment at maturity.

If, at maturity, the euro has weakened relative to the dollar, the investment will return par plus 145% to 155% times the percentage of the euro’s depreciation (e.g. a 10% weakening will return 100% of principal plus an additional 14.5% to 15.5% return).

If, at maturity, the euro has strengthened relative to the dollar, the payment at maturity per security will be an amount that is less than the $1,000 principal amount of securities by an amount proportionate to the appreciation of the euro relative to the dollar, subject to the minimum payment at maturity.  There will be no interest payments on the securities.

Maturity:	18 Months
Leverage factor:	145% to 155%
Minimum payment at maturity:	$700
Principal protection:	70% protection of principal

How Do Currency Exchange Rates Work?

▪	Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

▪	The euro/dollar exchange rate is expressed as the number of U.S. dollars per one Eurozone euro.

▪
A decrease in the exchange rate means that the euro has depreciated / weakened relative to the dollar.  This means that it takes fewer dollars to purchase one (1) euro on the valuation date than it did on the pricing date.  Viewed another way, one (1) euro can purchase fewer dollars on the valuation date than it could on the pricing date.  For example, the following illustrates an instance where the euro has weakened relative to the dollar by 10%:

Pricing date = 1 dollar / 1 euro and Valuation date = 0.9 dollar / 1 euro

▪
An increase in the exchange rate means that the euro has appreciated / strengthened relative to the dollar.  This means that it takes more dollars to purchase one (1) euro on the valuation date than it did on the pricing date.  Viewed another way, one (1) euro can purchase more dollars on the valuation date than it could on the pricing date.  For example, the following illustrates an instance where the euro has strengthened relative to the dollar by 10%:

Pricing date = 1 dollar / 1 euro and Valuation date = 1.1 dollar / 1 euro

Exchange rates used in the examples above are hypothetical and do not reflect the actual euro/dollar exchange rate.

January 2008	Page 2

Currency-Linked Securities due July 30, 2009
Based on the Performance of the Eurozone euro Relative to the U.S. dollar (Bullish dollar / Bearish euro)

Key Benefits

Exposure to currencies is a component of portfolio diversification.  Investors who believe that the euro may weaken relative to the dollar, or those concerned about the risks associated with investing directly in currencies can use the securities to gain enhanced short exposure to the euro relative to the dollar while maintaining 1:1 downside exposure to any appreciation of the euro relative to the dollar.  If held to maturity, the securities will pay at least the minimum payment at maturity of $700 for each $1,000 principal amount of securities.

Leveraged Performance	▪ 145% to 155% participation in the gains related to a short position in the euro, if the euro weakens relative to the dollar
Access	▪ Short exposure to the euro relative to the dollar ▪ Portfolio diversification from traditional fixed income / equity investments

Summary of Selected Key Risks (see page 8)

▪
The minimum payment at maturity provides only 70% protection of principal.  You will lose money on your investment if the euro appreciates / strengthens relative to the dollar over the term of the securities.

▪	No interest payments

▪	Currency exchange risk

▪	Government intervention could materially and adversely affect the value of the securities.

▪	Many unpredictable factors will affect the value of the securities.

▪	Even though currencies trade around-the-clock, the securities will not.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Economic interests of the calculation agent may be potentially adverse to the investors.

▪	Credit risk to Morgan Stanley

▪
The securities will not be listed on any securities exchange.  Secondary trading may be limited and you could receive less, and possibly significantly less, than par if you try to sell your securities prior to maturity.

▪	Hedging and trading activity by affiliates of the issuer could adversely affect the exchange rate.

Suitability

The securities may be suitable for investors who:

▪	do not require current income / coupon payments

▪	are capable of understanding the complexities / risks specific to the securities and specifically to the exchange rate

▪	are willing to bear the risk of a potential loss of 30% of their investment in the securities

January 2008	Page 3

Currency-Linked Securities due July 30, 2009
Based on the Performance of the Eurozone euro Relative to the U.S. dollar (Bullish dollar / Bearish euro)

Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee return of 100% of principal at maturity and have the terms described in the accompanying preliminary pricing supplement, prospectus supplement and prospectus.  At maturity, an investor will receive for each stated principal amount of securities that the investor holds, an amount in cash that may be more or less than the stated principal amount based on whether the euro has weakened or strengthened relative to the dollar on the valuation date.  The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
Expected Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
January , 2008	January , 2008 (5 business days after the pricing date)	July 30, 2009
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per security (see “Syndicate Information” on page 5)
Stated principal amount:	$1,000 per security
Interest:	None
Denominations:	$1,000 per security and integral multiples thereof
Payment at maturity:
If the final exchange rate is less than the initial exchange rate,
$1,000 + enhanced downside payment
If the final exchange rate is greater than or equal to the initial exchange rate,
$1,000 – upside reduction amount.
This amount will be less than the stated principal amount of $1,000.  However, under no circumstances will the securities pay less than the minimum payment at maturity of $700 per security.

Enhanced downside payment:	$1,000 x exchange rate percent decrease x leverage factor
Exchange rate percent decrease:	1 – (final exchange rate / initial exchange rate)
Leverage factor:	145% to 155%. The actual leverage factor will be determined on the pricing date.
Upside reduction amount:	$1,000 x [(final exchange rate / initial exchange rate) – 1]
Minimum payment at maturity:	$700 (70% of the stated principal amount)
Initial exchange rate:	The exchange rate as posted on the reference source on the pricing date
Final exchange rate:	The exchange rate as posted on the reference source on the valuation date
Exchange rate:	On any day, the Eurozone euro/U.S. dollar exchange rate (expressed as the number of U.S. dollars per one Eurozone euro) as determined by reference to the reference source on such day
Reference source:	Reuters page “WMRSPOT05”
Valuation date:	July 21, 2009
Risk factors:	Please see “Risk Factors” on page 8.
General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	6174462L2
Tax considerations:
Because the characterization of the securities for U.S. federal income tax purposes is unclear, the material U.S. federal income tax consequences of an investment in the securities are uncertain. Pursuant to the terms of the securities, we and every investor in the securities agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a security for all tax purposes as a “contingent payment debt instrument” for U.S. federal income tax purposes, as described in the section of the accompanying preliminary pricing supplement called “United States Federal Income Taxation—Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying preliminary pricing supplement) of the securities, even though no stated interest will be paid on the securities.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the securities will be treated as ordinary income.  If the securities were priced on December 18, 2007, the “comparable yield” would be a rate of 4.4823% per annum, compounded semi-annually; however, the final comparable yield will be determined on the pricing date and may be different than the comparable yield set forth above.  Based on the comparable yield, the “projected payment schedule” for a security (assuming an issue price of $1,000) consists of a projected amount equal to $1,068.8255 due at maturity.  You should read the discussion under “United States Federal Income Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of investing in the securities.

January 2008	Page 4

Currency-Linked Securities due July 30, 2009
Based on the Performance of the Eurozone euro Relative to the U.S. dollar (Bullish dollar / Bearish euro)

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustments between the projected and actual amount of payments due on the securities) that will be deemed to have accrued with respect to a security for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER SECURITY)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER SECURITY) AS OF END OF ACCRUAL PERIOD
February 1, 2008 through June 30, 2008	$18.6763	$18.6763
July 1, 2008 through December 31, 2008	$22.8301	$41.5063
January 1, 2009 through June 30, 2009	$23.3417	$64.8480
July 1, 2009 through July 30, 2009	$3.9775	$68.8255

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the securities, and we make no representation regarding the actual amounts of payments  that will be made on a security.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal income tax consequences of investing in the securities, including possible changes in law, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. Incorporated
Calculation agent:	Morgan Stanley Capital Services Inc.
Payment currency:	U.S. dollar
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.
On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the securities by taking short positions in forwards and options contracts on the euro or positions in any other available currencies or instruments that we may wish to use in connection with such hedging.  Such purchase activity could affect the exchange rate for the euro, and, therefore, the exchange rate that must prevail with respect to euro on the valuation date before you would receive at maturity a payment that exceeds the principal amount of the securities.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

ERISA:	See “ERISA Matters for Pension Plans and Insurance Companies” in the accompanying preliminary pricing supplement.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the securities	Selling concession	Principal amount of securities for any single investor
$1,000	1.75%	<$999K
$996.25	1.3750%	$1MM-$2.99MM
$994.375	1.1875%	$3MM-$4.99MM
$992.50	1.0000%	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the securities distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the securities.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

January 2008	Page 5

Currency-Linked Securities due July 30, 2009
Based on the Performance of the Eurozone euro Relative to the U.S. dollar (Bullish dollar / Bearish euro)

How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$1,000
Hypothetical leverage factor:	150%
Minimum payment at maturity:	$700 (70% of the stated principal amount)

Payoff Diagram

How it works

▪
If the final exchange rate is less than the initial exchange rate, then investors receive the $1,000 stated principal amount plus a return based on 150% of the percentage decline in the exchange rate over the term of the securities.

o	If the final exchange rate declines 20%, investors would receive a 30% return, or $1,300.

▪
If the final exchange rate is greater than or equal to the initial exchange rate, investors would receive an amount less than or equal to the $1,000 stated principal amount, based on a 1% loss of principal for each 1% increase in the exchange rate, subject to the minimum payment at maturity.

o	If the final exchange rate increases 10%, investors would lose 10% of their principal and receive only $900 per security at maturity, or 90% of the stated principal amount.

o	If the final exchange rate increases 50%, investors would receive the minimum payment at maturity of 70% of the stated principal amount, or $700.

January 2008	Page 6

Currency-Linked Securities due July 30, 2009
Based on the Performance of the Eurozone euro Relative to the U.S. dollar (Bullish dollar / Bearish euro)

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of securities that they hold an amount in cash based upon whether the euro weakens or strengthens relative to the dollar, determined as follows:

If the final exchange rate is less than the initial exchange rate, which means the euro has weakened relative to the dollar, investors will receive for each $1,000 stated principal amount of securities that they hold a payment at maturity equal to:

$1,000    +    enhanced downside payment,

where,

enhanced downside payment   =   ($1,000    ×    exchange rate percent decrease    ×    145% to 155%)

and

exchange rate percent decrease	=	1 –	final exchange rate
initial exchange rate

If the final exchange rate is greater than or equal to the initial exchange rate, which means the euro has strengthened relative to the dollar, investors will receive for each $1,000 stated principal amount of securities that they hold a payment at maturity equal to:

$1,000    –    upside reduction amount,

subject to a minimum payment at maturity of $700, or 70% of the stated principal amount of $1,000 for each security,

where,

Because the upside reduction amount will be subtracted from the $1,000 par amount and will be greater than or equal to 0, the payment at maturity in this case will be less than or equal to $1,000, subject to the minimum payment at maturity of $700.

January 2008	Page 7

Currency-Linked Securities due July 30, 2009
Based on the Performance of the Eurozone euro Relative to the U.S. dollar (Bullish dollar / Bearish euro)

Risk Factors

The securities are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the securities.  Accordingly, you should consult with your own financial and legal advisors as to the risks entailed by an investment in the securities and the suitability of such securities in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to directly taking a short position with respect to the euro.

The following is a non-exhaustive list of certain key considerations for investors in the securities.  For a complete list of considerations and risk factors, please see the accompanying preliminary pricing supplement.  You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

▪
The securities do not pay interest and only guarantee return of 70% of principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and guarantee only a minimum payment of 70% of the principal amount at maturity.  If the final exchange rate is greater than the initial exchange rate, which means the euro has strengthened relative to the dollar, the payout at maturity will be an amount in cash that is less than the $1,000 issue price of each security by an amount proportionate to the increase in the exchange rate, subject to the minimum payment at maturity of $700.

▪
Currency exchange risk. Fluctuations in the euro/dollar exchange rate will affect the value of the securities.  The exchange rate between the euro and the dollar is the result of the supply of, and the demand for, the euro and the dollar.  Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Europe and the United States.  Of particular importance to potential currency exchange risk are: (i) rates of inflation; (ii) interest rate levels; (iii) balance of payments; and (iv) the extent of governmental surpluses or deficits in the member states of the Eurozone and the U.S.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries constituting the Eurozone and the U.S. and other countries important to international trade and finance.

▪
Government intervention could materially and adversely affect the value of the securities.  Foreign exchange rates can be fixed by the sovereign governments or monetary authorities, allowed to float within a range of exchange rates set by the governments or monetary authorities, or left to float freely.  Governments or monetary authorities, including those of the member states of the Eurozone, the Eurozone itself or the United States, may use a variety of techniques, such as intervention by their central banks or imposition of regulatory controls or taxes, to affect the euro/dollar exchange rate.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the securities is that their trading value and amount payable could be affected by the actions of sovereign governments or monetary authorities, fluctuations in response to other market forces and the movement of currencies across borders.

▪
Many unpredictable factors will affect the value of the securities.  These include: (i) exchange rate; (ii) interest rate levels; (iii) volatility of the exchange rate; (iv) geopolitical conditions and economic, financial; regulatory, political, judicial or other events that affect foreign exchange markets; (v) the time remaining to the maturity; (vi) availability of comparable instruments; (vii) intervention by the governments or monetary authorities of the Eurozone or the United States; and (viii) the issuer’s creditworthiness.  In addition, currency markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government regulation and intervention.  As a result, the market value of the securities will vary and sale of the securities prior to maturity may result in a loss.

▪
Even though currencies trade around-the-clock, the securities will not. Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the securities, if any, will not conform to the hours during which the euro and the dollar are traded.  Consequently, significant price and rate movements may take place in the foreign exchange market that will not be reflected immediately in the price of the securities.  Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the foreign exchange market.

January 2008	Page 8

Currency-Linked Securities due July 30, 2009
Based on the Performance of the Eurozone euro Relative to the U.S. dollar (Bullish dollar / Bearish euro)

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Morgan Stanley is willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the securities as well as the projected profit included in the cost of hedging its obligations under the securities.  In addition, any such prices may differ from values determined by pricing models used by Morgan Stanley as a result of dealer discounts, mark-ups or other transaction costs.

▪
Economic interests of the calculation agent may be potentially adverse to the investors. The calculation agent is an affiliate of the issuer.  Any determinations made by the calculation agent may affect the payment to you at maturity.

▪
Issuer’s credit ratings may affect the market value of the securities. Investors are subject to the credit risk of the issuer.  Any decline in the issuer’s credit ratings may affect the market value of the securities.

▪
Secondary trading may be limited. The securities will not be listed on any securities exchange and there may be little or no secondary market.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the securities easily or at a price that you desire.  Morgan Stanley currently intends to act as a market maker for the securities but is not required to do so.

▪
Hedging and trading activity by affiliates of the issuer could adversely affect the euro/dollar exchange rate. Affiliates of the issuer will carry out hedging activities related to the securities (and possibly to other instruments linked to the euro and/or the dollar), including trading in futures, forwards and/or options contracts on the euro and/or the dollar as well as in other instruments related to the euro and/or the dollar.  Affiliates of the issuer also trade the euro and the dollar and other financial instruments related to the euro and the dollar on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could decrease the value of the euro and, as a result, could decrease the exchange rate that must prevail with respect to the euro on the valuation date before you would receive a payment at maturity that exceeds the principal amount of the securities.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain.  Due to the absence of authorities that directly address the proper tax treatment of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above.  In particular, the IRS could seek to characterize each security as a prepaid forward contract.  On December 7, 2007, the Treasury Department and IRS released a notice requesting comments on the U.S. federal income tax treatment of prepaid forward contracts and similar instruments.  Any legislation, regulations or rulings promulgated after consideration of these issues might materially and adversely affect the timing and character of income resulting from an investment in the securities for both U.S. and non-U.S. Holders, possibly retroactively.

If you are a non-U.S. investor, please also read the section of the accompanying preliminary pricing supplement called “United States Federal Income Taxation—Tax Consequences to Non-U.S. Holders.”

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the securities, including possible changes in law, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

January 2008	Page 9

Currency-Linked Securities due July 30, 2009
Based on the Performance of the Eurozone euro Relative to the U.S. dollar (Bullish dollar / Bearish euro)

Historical Information

The following table sets forth the published high, low and end-of-quarter euro/dollar exchange rates for each quarter in the period from January 1, 2002 through December 21, 2007.  The related graph sets forth the euro/dollar exchange rate (expressed as the number of dollars per one euro) for such period.  We obtained the information in the table and graph below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  We will not use Bloomberg to determine the initial exchange rate or the final exchange rate.  You cannot predict the future performance of the exchange rate based on its historical performance.

Eurozone euro	High	Low	Period End
2002
First Quarter	0.9033	0.8593	0.8717
Second Quarter	0.9914	0.8750	0.9914
Third Quarter	1.0117	0.9660	0.9866
Fourth Quarter	1.0492	0.9707	1.0492
2003
First Quarter	1.1054	1.0362	1.0915
Second Quarter	1.1909	1.0695	1.1511
Third Quarter	1.1656	1.0809	1.1656
Fourth Quarter	1.2595	1.1416	1.2595
2004
First Quarter	1.2842	1.2128	1.2316
Second Quarter	1.2365	1.1822	1.2199
Third Quarter	1.2452	1.2011	1.2436
Fourth Quarter	1.3637	1.2285	1.3554
2005
First Quarter	1.3465	1.2757	1.2964
Second Quarter	1.3087	1.2032	1.2108
Third Quarter	1.2542	1.1902	1.2026
Fourth Quarter	1.2179	1.1670	1.1849
2006
First Quarter	1.2307	1.1820	1.2118
Second Quarter	1.2926	1.2092	1.2790
Third Quarter	1.2891	1.2505	1.2674
Fourth Quarter	1.3343	1.2513	1.3199
2007
First Quarter	1.3386	1.2892	1.3354
Second Quarter	1.3651	1.3303	1.3542
Third Quarter	1.4267	1.3426	1.4267
Fourth Quarter (through December 21, 2007)	1.4873	1.4048	1.4380

January 2008	Page 10